Exhibit 99.1

May 19, 2020

Monish Patolawala

[address omitted]

Dear Monish,

I am pleased to present this employment offer for you to join 3M Company (“3M” or the “Company”) as Senior Vice President and Chief Financial Officer, reporting to 3M’s Chief Executive Officer. We hope that you will share our enthusiasm for the growth opportunities and rewards that will be available to you as a 3M employee. The terms of this offer are as follows:

Starting Date. We currently anticipate that your start date will be July 1, 2020. The actual date you commence employment with 3M is referred to in this letter as your “Start Date.”

Cash Compensation. Your starting annual target cash compensation will be $1,770,000. This compensation consists of an annual base salary of $885,000 paid monthly and a short-term incentive compensation opportunity with a target value of $885,000 paid annually. The actual short-term incentive compensation you receive will be determined in accordance with the terms of the 3M Annual Incentive Plan (the “AIP”) and may be more or less than this target amount for a variety of reasons, including 3M’s performance against the goals established by the Compensation Committee, your individual job performance and your satisfaction of applicable vesting requirements. Your annual base salary and short-term incentive compensation for 2020 will be prorated based on the portion of the year worked. The amount of your target cash compensation will be reviewed at least annually and may be adjusted by the Company.

Long-term Incentives. You will be eligible to receive annual long-term incentive grants at the same time as other senior executives, commencing in 2021. These grants may be in the form of performance shares, stock options, restricted stock units (“RSUs”), or such other form as approved by the Compensation Committee. The aggregate target value of all annual long-term incentive grants made to you in 2021 is expected to be approximately $3,250,000. The aggregate target value of the grants you receive will be determined by the Compensation Committee in its discretion and may differ for a variety of reasons, including changes in external market surveys and job performance.

The ultimate value of the grants you receive will depend on a number of factors, such as the performance of 3M and the value of its common stock. All long-term incentive awards you receive will be subject to the terms and conditions of the 3M Company 2016 Long-Term Incentive Plan or any successor thereto (the “LTIP”) and the applicable award agreement(s), including terms providing for the expiration or loss of grants or potential payments in the event of your termination of employment.

Hiring Bonus. You will be eligible to receive a $700,000 hiring bonus, payable in two installments. The first installment of $400,000 will be paid within 30 days of your Start Date and the second installment of $300,000 will be paid within 30 days following the first anniversary of your Start Date, subject to your continued employment with 3M through the applicable payment date. However, if you voluntarily resign from employment for “Good Reason” (as defined in the 3M Executive Severance Plan) or 3M terminates your employment other than for “Misconduct” (as defined in the 3M Company 2016 Long-Term Incentive Plan) (any such termination, a “Qualifying Termination”) prior to payment of the aggregate hiring bonus, the Company will pay to you any portion of the hiring bonus then remaining unpaid on the date that is 60 days after your termination of employment; provided, that you sign (and do not revoke) a general release of all claims against the Company and its affiliates (excluding from such release any rights you may have to indemnification or coverage under the Company’s directors’ and officers’ liability insurance policy) in a form approved by the Company. Payment of the hiring bonus is expressly conditioned upon your execution of the enclosed 3M Hiring Bonus Repayment Agreement, which requires you to repay the hiring bonus under certain circumstances.

Initial Long-Term Incentive Awards. In consideration of your execution of the Employee Agreement and as an inducement to join the Company, on your Start Date you will be granted a special one-time make-whole grant of RSUs (the “Make-whole RSU Award”), a special one-time inducement grant of RSUs (the “Inducement RSU Award”), a special one-time inducement 2020 performance share award (the “Inducement PSA”), a pro rata 2020 performance share award (the “2020 PSA”), and a pro rata 2020 stock option grant (the “2020 Stock Option”) under the LTIP.

RSU Awards. The Make-whole RSU Award and the Inducement RSU Award will cover a number of shares of 3M common stock (each, a “Share”) determined by dividing $2,765,246 and $1,000,000, respectively, by the average Fair Market Value (as defined in the LTIP) of a Share over 45 consecutive trading days ending with the grant date (the “45-day Average FMV”), and rounding the result up to the nearest whole Share. Subject to your continued employment, the RSUs subject to the Make-whole RSU Award will vest in a series of three equal installments on each of the first three anniversaries of the grant date and the RSUs subject to the Inducement RSU Award will vest in a single installment on the fifth anniversary of the grant date.

Performance Share Awards. The Inducement PSA and 2020 PSA will cover a target number of performance shares determined by dividing $1,000,000 and $812,500, respectively, by the 45-day Average FMV, and rounding the result up to the nearest whole share. The actual number of Shares that may be earned pursuant to the Inducement PSA and the 2020 PSA will depend on your continued employment with the Company and the extent to which the performance goals established for the awards are achieved. The Inducement PSA and the 2020 PSA will vest in a single installment on December 31, 2022, subject to your continued employment.

Stock Option. The 2020 Stock Option will be a nonqualified stock option covering a number of Shares determined by dividing $812,500 by the grant date fair value of a stock option covering one Share with an exercise price equal to the exercise price of the 2020 Stock Option, as reasonably determined by the Company in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation -- Stock Compensation, excluding the effect of estimated forfeitures. The per Share exercise price of the 2020 Stock Option will equal the grant date Fair Market Value of a Share. The 2020 Stock Option will vest and become exercisable in a series of three equal installments on each of the first three anniversaries of the grant date, subject to your continued employment.

Other Terms and Conditions. Notwithstanding the vesting requirements described above, if you experience a Qualifying Termination and subsequently sign (and do not revoke) a general release of all claims against the Company and its affiliates (excluding from such release any rights you may have to indemnification or coverage under the Company’s directors’ and officers’ liability insurance policy) in a form approved by the Company, then: (i) the Make-whole RSU Award and the Inducement RSU Award automatically will vest in full and be settled promptly; and (ii) the Inducement PSA will continue to vest in accordance with its terms, but the target number of performance shares will be prorated based on the number of whole calendar months you worked during the applicable 36-month performance period (payout will be based on actual performance results and, unless deferred, made at the same time as payment is made to other participants).

The remaining terms and conditions of the Make-whole RSU Award, Inducement RSU Award, Inducement PSA, 2020 PSA, and 2020 Stock Option will be as set forth in the LTIP and the enclosed award agreements.

Relocation. For this role, your primary office location will be 3M Headquarters in Maplewood, MN. Therefore, you will be required to relocate. At this time, however, the Company is working remotely due to the COVID-19 pandemic. As a result, your presence at 3M Headquarters will be expected only on a limited basis (e.g., as needed for onboarding, preparation for earnings calls and releases, important meetings, or as otherwise specified by 3M’s Chief Executive Officer) until such time as 3M’s CEO requests that the Company’s executives return to campus. By accepting this offer, you are consenting to relocate to the Minneapolis-Saint Paul metropolitan area and confirming that such relocation (regardless of when it occurs) will not constitute grounds for “Good Reason” for purposes of the 3M Executive Severance Plan or otherwise.

To help with your relocation to the Minneapolis-Saint Paul metropolitan area, 3M will provide comprehensive relocation benefits in accordance with the enclosed Relocation Policy. In light of the extraordinary circumstances caused by the COVID-19 pandemic, however, all limitations in the Relocation Policy requiring expenses to be incurred, or a home sale or purchase to be completed, within 12 months will be extended to 24 months. If you require more than the 90 days’ temporary housing covered by the relocation policy, our vendors generally will allow you to extend your stay on a month-to-month basis at your own expense. Please note that failure to relocate to the area within 24 months of your acceptance of this offer may result in termination of your employment. If you have questions about 3M's Relocation Policy, please contact Gabriel Portes, Manager, Mobility & International Benefits, at [phone number omitted].

In addition to other applicable contingencies, this offer is contingent on your execution of the enclosed 3M Relocation Repayment Agreement.

Indemnification. As a senior executive of the Company, you will receive the same indemnification protections and directors’ and officers’ liability insurance coverage as that provided to the Company’s other senior executives.

Vacation. You will be eligible for five weeks of vacation per year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.

3M Total Compensation Package. Our total compensation package is one of the many benefits of joining 3M. This package goes beyond your cash compensation and long-term incentives and includes a broad range of benefits and services that can be tailored to your current life situation and adjusted periodically to fit your needs. Among other things, your package includes executive life insurance and financial planning services. You will receive additional information following your commencement of employment.

Employee Agreement. On your first day of employment, you will be asked to sign a 3M Employment Agreement, as a condition of your employment. A blank copy of this agreement is attached for your review. The original, signed agreement will be retained by 3M. Employment with 3M is "at will," which means that either you or 3M may end the employment relationship at any time, for any reason or no reason, and with or without notice. Nothing in this offer of employment is intended to or does create an employment relationship that is not "at will."

Stock Ownership Guidelines. You will be expected to maintain compliance with the Company’s Stock Ownership Guidelines, as in effect from time to time. Under the current terms of the guidelines, you will have five years to accumulate ownership of Shares having an aggregate market value equal to three times your annual base salary. A copy of the Company’s current Stock Ownership Guidelines is enclosed for your review.

Recoupment Policy. As a senior executive of the Company, certain compensation paid or provided to you will be subject to the terms of the Company’s Policy on Reimbursement of Incentive Compensation, as in effect from time to time. A copy of the policy as currently in effect is enclosed for your review.

Reservation of Rights. The Company reserves the right at any time to make changes to or terminate its compensation and benefit plans, including incentive compensation plans. These changes could impact your eligibility to receive compensation and benefits under these plans, the time and form of payment, as well as changes in the factors and formulas for measuring performance and converting that performance into payments. Any such changes could affect your ability to earn compensation (including incentive compensation) after the change(s) take effect. The Company also reserves the right to make changes in the allocation of your planned total cash compensation between base salary and short-term incentive compensation.

Direct Deposit. 3M is a direct deposit employer. Payments to employees are made via direct deposit. You will be expected to provide personal bank account information to 3M on the effective date of employment. 3M will respect and comply with your rights in accordance with federal and state regulations.

Withholding. All compensation and benefits payable to you pursuant to the terms of this offer letter or otherwise will be subject to deduction of all federal and state income taxes and all other taxes and amounts the Company may be required to collect or withhold.

Pre-Employment Background Investigation. Thanks to your cooperation, we have completed our customary pre-employment background investigation. As a result, we are pleased to be able to provide this offer without making it contingent on the results of that process.

Employment Eligibility Verification Form (Department of Justice Form I-9). Federal law requires companies to verify that new employees are United States citizens or foreign nationals who are authorized to work in the United States. 3M must comply with this law. On the first day of your employment, the law requires you to do the following:

(1)	Complete section one of an Employment Eligibility Verification Form (Department of Justice Form I-9); and

(2)	Provide acceptable documents, which identify and certify that you are a citizen of the United States or a foreign national who is authorized to work in the United States. A 3M representative will examine and copy these documents.

Enclosed is the acceptable list of I-9 documents. Please review the list of acceptable documents and bring them to orientation on your first day of work. If you do not provide proper identification within three business days of your Start Date, we will be required by law to terminate your employment with 3M.

3M participates in E-Verify. E-Verify is an internet-based system operated by the Department of Homeland Security (DHS) in partnership with the Social Security Administration (SSA) that allows participating employers to electronically verify the employment eligibility of their newly hired employees. As a participant in E- Verify, 3M will provide the SSA and, if necessary, the DHS, with information from each new employee's Form I-9 to confirm work authorization.

I trust this information will answer some of your questions, as well as convey our enthusiasm to bring you on board at 3M. I am available at [phone number omitted] to answer any outstanding questions you may have on the content of this offer.

Our culture fosters innovation to meet the needs of our customers, employees, investors and community. We look forward to sharing a successful future with you, and we hope you will accept our offer of employment.

Sincerely,

/s/ Kristen M. Ludgate

Kristen M. Ludgate

Senior Vice President, Human Resources

cc:	Michael F. Roman
Ivan K. Fong

Accepted:

	Date:	,2020
Monish Patolawala

[Enclosures omitted]